Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

ATWOOD OCEANICS, INC.

ARTICLE I.

The name of the corporation is Atwood Oceanics, Inc. (the “Corporation”).

ARTICLE II.

The Corporation is a for-profit corporation.

ARTICLE III.

The purpose or purposes for which the Corporation is organized are:

The transaction of any or all lawful business for which for-profit corporations may be incorporated under the Texas Business Organizations Code (the “TBOC”).

To do everything necessary, proper, advisable or convenient for the accomplishment or furtherance of such purposes, provided the same not be prohibited by the laws of the State of Texas.

ARTICLE IV.

A. AUTHORIZED AMOUNT OF CAPITAL STOCK

The aggregate number of shares which the Corporation shall have authority to issue is ninety-one million (91,000,000) shares of capital stock, of which ninety million (90,000,000) shares shall be common stock (the “Common Shares”) each with a par value of $1.00 per share, and of which one million (1,000,000) shares, each without par value, shall be preferred stock (the “Preferred Shares”).

B. PREFERRED SHARES

Section 1. General. Preferred Shares authorized by this Amended and Restated Certificate of Formation (this “Certificate of Formation”) may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized from time to time to divide all or any part of the Preferred Shares, other than any already designated series of Preferred Shares, in series thereof and to fix and determine variations, if any, between any series so established as to dividend rates, conversion rights, rights and terms of redemption including sinking fund provisions, the redemption price or prices, the liquidation preferences, the conversion privileges, and the voting rights of any wholly unissued series of preferred shares, and the number of shares constituting any such series and the designation thereof, or any of them. The provisions of Sections 2 to 6 of this Article IV, Part B shall apply to all Preferred Shares except to the extent any designation shall otherwise provide, and in such event, the designation shall govern to the extent of any inconsistency.

Section 2. Preferred Dividends. The holders of all Preferred Shares, regardless of series, at the time outstanding shall be entitled to receive, when and as declared to be payable by the Board of Directors, out of any funds legally available for the payment thereof, dividends at the rate theretofore fixed by the Board of Directors for each series of such Preferred Shares that have theretofore been established, and no more, on dates theretofore fixed by the Board of Directors for each series of such Preferred Shares.

Section 3. Dividends Other Than Preferred Dividends. After adequate provision has been made for payment of full dividends on all Preferred Shares then outstanding for all past dividend periods and for the current dividend period, the Board of Directors may declare such further dividends as are permitted by law, and the Board of Directors shall have the absolute discretion in fixing the fashion in which holders of Preferred Shares and holders of Common Shares shall participate in such further dividends, with provision being made for one class participating more fully than the other or to the total exclusion of the other.

Section 4. Cumulativeness of Preferred Dividends. Dividends on all Preferred Shares, regardless of series, shall be cumulative. No dividends shall be declared on any shares of any series of Preferred Shares for any dividend period unless all dividends accumulated for all prior dividend periods shall have been declared or shall then be declared at the same time upon all Preferred Shares then outstanding. No dividends shall be declared on any shares of any series of Preferred Shares unless a dividend for the same period shall be declared at the same time upon all Preferred Shares outstanding at the time of such declaration in like proportion to the dividend rate then declared. No dividends shall be declared or paid on the Common Shares unless full dividends on all the Preferred Shares then outstanding for all past dividend periods and for the current dividend period shall have been declared and the Corporation shall have paid such dividends or shall have set apart a sum sufficient for the payment thereof.

Section 5. Preference on Liquidation. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Shares shall be entitled to receive the amount fixed for such purpose in the resolution or resolutions of the Board of Directors establishing the respective series of Preferred Shares that might then be outstanding, together with a sum equal to the amount of all accumulated and unpaid dividends thereon at the dividend rate fixed therefore in the aforesaid resolution or resolutions. After such payment to such holders of Preferred Shares, the remaining assets and funds of the Corporation shall be distributed pro rata among the holders of the Common Shares. A consolidation, merger or other reorganization of the Corporation with any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation shall not be considered a dissolution, liquidation, or winding up of the Corporation within the meaning of these provisions.

Section 6. Redemption Privileges of the Corporation. The whole or any part of the outstanding Preferred shares or the whole or any part of any series thereof may be called for redemption and redeemed at any time at the option of the Corporation, exercisable by the Board of Directors upon thirty (30) days’ notice by mail to the holders of such shares as are to be redeemed, by paying therefore in cash the redemption price fixed for such shares in the resolution or resolutions of the Board of Directors establishing the respective series of which the shares to be redeemed are a part, together with a sum equal to the amount of all accumulated and unpaid dividends thereon at the dividend rate fixed therefore in the aforesaid resolution or resolutions to the date fixed for such redemption. The Corporation may redeem the whole or any part of the shares of any series, or of several series, without redeeming the whole or any part of the shares of any other series; provided, however, that if at any time less than the whole of the Preferred Shares of any particular series then outstanding shall be called for redemption, the Preferred Shares to be redeemed shall be determined by lot or by such other equitable method as may be determined by the Board of Directors. If on the redemption date specified in any such notice funds necessary for such redemption shall have been set aside by the Corporation, separate and apart of its other funds, in trust for the pro rata benefit of the holders of the Preferred Shares so called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, the shares so called for redemption shall no longer be deemed to be outstanding, the right to receive dividends thereon shall cease to accrue from and after the date so fixed, and all rights of shareholders of Preferred Shares so called for redemption shall, after such redemption date, cease and terminate, excepting only the right of the holders thereof to receive the redemption price thereof, but without interest; and if, before the redemption date specified in any notice of the redemption of any Preferred Shares the Corporation shall deposit with a bank or trust company in the City of Houston, Texas, having a capital and surplus of at least $10,000,000 according to its last published statement of condition, in trust to be applied to the redemption of the Preferred Shares so called for redemption, the funds necessary for such redemption, then, from and after the date of such deposit, the shares so called for redemption shall no longer be deemed to be outstanding and all rights of the holders of the shares so called for redemption shall cease and terminate, excepting only the right of holders thereof to receive the redemption price thereof, without interest. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time. In case the holder of shares which shall have been called for redemption shall not, within five years after the making of such deposit, claim the amount deposited with respect to the redemption of such shares, the bank or trust company in which such deposit was made shall be relieved of all responsibility in respect thereof to such holder. Preferred Shares which are redeemed shall be cancelled and shall not be reissued.

ARTICLE V.

The street address of the registered office of the Corporation is 350 North St. Paul St., Ste. 2900, Dallas, TX 75201, and the name of the registered agent at such address is CT Corporation System.

ARTICLE VI.

The number of directors of the Corporation that shall constitute the Board of Directors shall be fixed from time to time exclusively by, and may be increased or decreased from time to time exclusively by, the affirmative vote of a majority of the Whole Board (as defined below), subject to such rights of holders of shares of an outstanding series of Preferred Shares to elect one or more directors pursuant to any provisions established by the Board of Directors with respect to such series pursuant to Article IV, Part B of this Certificate of Formation. Each director shall serve for a term ending on the first annual meeting of shareholders following such director’s election or appointment and, the foregoing notwithstanding, shall serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. For purposes hereof, the term “Whole Board” shall mean the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships.

The number of directors constituting the board of directors on the date hereof is seven (7), and the names of each person who is serving as a director on the date hereof are as follows: Deborah A. Beck, George S. Dotson, Jack E. Golden, Hams Helmerich, James R. Montague, Robert J. Saltiel and Phil D. Wedemeyer. Each such director is located at the following address: 15835 Park Ten Place Drive, Houston, Texas 77084.

ARTICLE VII.

A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability for (i) a breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (iv) an act or omission for which the liability of a director is expressly provided for by statute.

If the TBOC is amended after approval by the shareholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII.

The right to cumulate votes in the election of directors by any shareholder of the Corporation is hereby expressly authorized.

DATED: February 14, 2013

Atwood Oceanics, Inc.

By:	/s/ Robert J. Saltiel
Name: Robert J. Saltiel
Title: President and Chief Executive Officer